Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report, dated March 28, 2022, with respect to the financial statements included in the Annual Report of Table Trac, Inc. on Form 10-K for the year ended December 31, 2021. We hereby consent to the incorporation by reference in the Registration Statement of Table Trac, Inc. on Form S-8 (File No. 333-258960).

/s/ BOULAY PLLP

Minneapolis, Minnesota

March 28, 2022